Exhibit 3.9

Final copy

Document role no. B 426/2009

[emblem]

Recorded

at Frankfurt am Main

on November 11, 2009

Before me, the undersigned notary

DR. ANNEGRET BÜRKLE,

practicing in Frankfurt am Main,

the following person appeared today:

Ms. Ulrike Hertz, born on 9/18/1966, business address Am Kronberger Hang 4, 65824 Schwalbach.

The person appearing is known to the notary personally.

The person appearing is acting not in her own name, but in her capacity as Einzelprokuristin [officer endowed with statutory individually exercisable representative authority] for Dow Deutschland Anlagengesellschaft mbH, domiciled in Stade and registered in the Commercial Register of Tostedt under HRB 200098.

On the basis of today’s inspection of the electronic Commercial Register of the Tostedt Municipal Court, I, the officiating notary, hereby certify that said corporation is registered under HRB 200098 and that the person appearing is registered as its Einzelprokuristin.

The notary asked the person appearing whether the notary or any attorney from SCHIEDERMAIR RECHTSANWÄLTE Partnergesellschaft [Schiedermair Attorneys at Law, Partnership] is working or has worked as an attorney in the matter that is the subject matter of this recording. The person appearing answered this question in the negative.

Pursuant to the request by the person appearing, I, the officiating notary, hereby record the following formation of a GmbH [German limited liability corporation]

in accordance with her declarations:

I. Formation of the corporation

1.	The person appearing, acting in the stated capacity, hereby establishes a Gesellschaft mit beschränkter Haftung [limited liability corporation] by the name of

Styron Deutschland Anlagengesellschaft mbH,

with its domicile in Schwalbach,

and enter[s] into the articles of incorporation that are attached to this record as an Appendix.

2.	The shareholder assumes the shares set forth in the articles of incorporation.

3.	The following person is appointed general manager of the corporation:

Mr. Joachim Thalacker, born on 11/23/1948, residing at Zeilstraße 14, 61476 Kronberg.

He shall represent the corporation jointly with another general manager or a Prokurist [officer endowed with statutory representative authority]. If he is the sole general manager, he shall represent the corporation individually.

4.	The corporation shall bear the costs associated with formation up to a total sum of EUR 2,500.00. The shareholders shall bear costs in excess of that amount according to the ratio of the nominal amounts of their shares.

5.	Each shareholder, the corporation, the Tax Office – Corporate Tax Office – and the Register Court shall receive certified copies of this document.

6.	The notary pointed out to the person appearing

•	that the corporation does not exist as a Gesellschaft mit beschränkter Haftung [limited liability corporation] prior to its registration and that anyone who acts in the name of the corporation prior to registration is personally liable in accordance with § 11 GmbHG;

•	that the payments that have to be made toward the shares must be made in cash and must be freely available to the general manager by the time of the Commercial Register’s receipt of the corporation’s application for registration and that no concealed in-kind contributions are permitted to be made;

•	that the value of the corporate assets (plus formation expense) at the time of the corporation’s registration in the Commercial Register may not be lower than the capital stock and that each shareholder shall be obligated to pay any existing deficit;

•	that a shareholder and the persons for whose account he has assumed shares are jointly and severally liable to the corporation, if false statements have been made for the purpose of establishment of the corporation or if the corporation has been harmed in an intentional or grossly negligent manner as a result of capital contributions or formation expense;

•	that each shareholder is also liable for the capital contributions assumed by the other shareholders, but not paid (§ 24 GmbHG);

•	that a shareholder that has made false statements for the purpose of establishment of the corporation can be punished by imprisonment for up to three years or by fine;

•	that the notary is obligated under § 54 EStDV [German Income Tax Implementing Regulations] to submit a certified copy of this document to the competent tax office.

II. Implementation power of attorney

Legal assistants

Jane Butte, Bettina Gillhaus, Jasmin Hoffmann, Birgit Pullmann, Angelika

Puscher, Harriet Schebel, Corinna Schneider, and Nicole Schneider,

each with business address at c/o SCHIEDERMAIR RECHTSANWÄLTE Partnergesellschaft [Schiedermair Attorneys at Law, Partnership], Eschersheimer Landstraße 60 (“Authorized Agents”), are each hereby individually authorized – under a grant of exemption from the restrictions of § 181 BGB [German Civil Code] – to submit all of the declarations associated with this document and the implementation of this document, undertake applications for registration, make, receive, and withdraw applications, and, in particular, adopt additional resolutions.

The Authorized Agents are further authorized to supplement or modify any missing or incorrect declarations in the name of the person appearing, specifically, in such a manner that the desired legal and economic purpose is achieved.

The power of attorney can only be used in the presence of the officiating notary, a notary affiliated with her as an attorney in the law firm, or the representative of one of such notaries.

The power of attorney also authorizes the issuance of delegated powers of attorney.

The foregoing record, along with the appendix, was read aloud to the person appearing by the notary, approved by the person appearing, and thereupon signed by her and the notary as follows:

signed Ulrike Hertz

signed Annegret Bürkle Notary

(seal)

Articles of incorporation of

Styron Deutschland Anlagengesellschaft mbH

§ 1

Name and domicile

1.	The name of the corporation is:

“Styron Deutschland Anlagengesellschaft mbH”

2.	The corporation has its domicile in Schwalbach.

§ 2

Purpose of the enterprise

1.	The purpose of the enterprise is the manufacture, distribution, use of, and trade in chemicals, plastics, and metals of every description and type, as well as the import and export of such products and research and development in the area of such products, in Germany and abroad.

The corporation can execute all commercial, industrial, and financial transactions that are associated with the purpose of the enterprise. In particular, the corporation can acquire like or similar enterprises, obtain equity interests in or take on the representation of such enterprises, or establish branch offices or permanent establishments.

2.	The corporation shall be permitted to undertake all transactions and acts that are directly or indirectly capable of serving the corporate purpose and shall be permitted to form or acquire other companies, obtain equity interests in other companies, or conduct the business of other companies.

§ 3

Capital stock

The corporation’s capital stock is EUR 25,000.00 (in words: twenty-five thousand Euros). Dow Deutschland Anlagengesellschaft mbH shall assume a capital contribution of EUR 25,000.00 thereof, divided into one share of EUR 25,000.00 (share no. 1).

The deposit toward the share must be rendered immediately and in cash.

§ 4

Fiscal year

The fiscal year shall be the calendar year. The first fiscal year shall begin at the beginning of the obligation to maintain accounting books (§§ 238, 242 HGB [German Commercial Code]) and end on the ensuing December 31.

§ 5

Management

1.	The corporation shall have one or more general managers. If only one general manager is appointed, he shall represent the corporation individually. If multiple general managers are appointed, the corporation shall be jointly represented by two general managers or by one general manager acting jointly with a Prokurist. Exemption from the restrictions of § 181 BGB [Civil Code] can be issued by shareholder resolution.

2.	The general managers shall conduct the corporation’s business in accordance with the law, these articles of incorporation, and the general or specific instructions of the shareholders’ meeting, including any management by-laws that are adopted by the shareholders’ meeting.

3.	The general managers shall require the consent of the shareholders’ meeting internally for all transactions with substantial importance to the corporation, if they are not generally or specifically covered by the annual budget approved by the shareholders’ meeting for the relevant fiscal year. This consent requirement shall apply, in particular, to:

a)	sale or acquisition of shares, parts of shares, businesses or parts of businesses, as well as the conclusion, amendment, or termination of usufructary business lease contracts;

b)	sale, acquisition, or creation of encumbrances on shares in other companies or businesses;

c)	commencement of new or the abandonment of existing branches of business and areas of activity;

d)	conclusion, amendment, and ending of intercompany contracts, in particular control and profit transfer contracts;

e)	acquisition, sale and transfer, creation of encumbrances on, and pledging of business assets, including real property, buildings, and rights equivalent to real property, if the value exceeds EUR 500,000 (in words: five hundred thousand Euros) in the individual case or a total of EUR 1,000,000 (in words: one million Euros) during a fiscal year;

f)	conclusion and amendment of contracts with a term of more than five years, if the counter-performance that the corporation is required to bear in the individual case or in total exceeds EUR 1,000,000 (in words: one million Euros) a year over the term of the contract;

g)	taking out and granting of loans and credits, assumption of guarantees, bonds, or other liability of a similar nature, if their value exceeds EUR 1,000,000 (in words: one million Euros) in the individual case or EUR 2,000,000 (in words: two million Euros) in total during a fiscal year.

4.	The consent of the shareholders’ meeting that must be obtained in accordance with par. 3 can also be given in the form of a general authorization for specific types of the aforementioned transactions and acts. Such authorization must precisely describe the transaction in question, as well as the purpose and time frame for the execution of the transaction.

§ 6

Announcements, formation expense

Statutorily necessary announcements shall be made in the electronic Bundesanzeiger [Federal Gazette]. The corporation shall bear the costs of formation up to a sum of EUR 2,500.00.

I hereby certify that the image data contained in this file (copy) match the hard copy document before me (original document).

Frankfurt am Main, 12/2/2009

(Annegret Bürkle)

Notary